Exhibit 5.1

[FOLEY & LARDNER LLP LETTERHEAD]
ATTORNEYS AT LAW
2029 CENTURY PARK EAST, SUITE 3500
LOS ANGELES, CA 90067-3021
310.277.2223 TEL
310.557.8475 FAX
www.foley.com

January 18, 2007
Auriga Laboratories, Inc.
2029 Century Park East, Suite 1130
Los Angeles, California 90067

Re:	Registration Statement on Form SB-2 With Respect to the Resale of up to 9,579,392 Shares of Common Stock
Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by Auriga Laboratories, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration of up to 9,579,392 shares of the Company’s common stock, par value $0.001, on behalf of the selling stockholders named therein (the “Selling Stockholders”), including:
     (i) up to 5,365,831 shares of the Company’s common stock (the “Common Shares”); and
     (ii) up to 4,213,561 shares of common stock issuable upon the exercise or conversion of certain outstanding warrants and other convertible securities held by the Selling Stockholders (such warrants and other convertible securities referred to collectively herein as the “Warrants,” and such shares of common stock to be issued pursuant thereto referred to herein as the “Warrant Shares”).
     In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, the Company’s Certificate of Incorporation, the Company’s Bylaws, the Warrants, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies.

BOSTON	LOS ANGELES	SACRAMENTO	TALLAHASSEE
BRUSSELS	MADISON	SAN DIEGO	TAMPA
CHICAGO	MILWAUKEE	SAN DIEGO/DEL MAR	TOKYO
DETROIT	NEW YORK	SAN FRANCISCO	WASHINGTON, D.C.
JACKSONVILLE	ORLANDO	SILICON VALLEY

[FOLEY HEADER]
Auriga Laboratories, Inc.
January 18, 2007

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Common Shares have been duly authorized, validly issued and are fully-paid and non-assessable; and (ii) the Warrant Shares, when issued upon due and proper exercise of the Warrants in accordance with the terms thereof and upon due execution by the Company and registration by its registrar of the Warrant Shares, will be duly authorized, validly issued, fully-paid and non-assessable.
     Please note that we are opining herein only as to the federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction.
     We are opining only as to the matters set forth herein as of January 18, 2007. We assume no obligation to revise or supplement our opinion should the present laws, or the interpretation thereof, be changed, or to revise or supplement our opinion in respect of any circumstances or events that occur subsequent to such date.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, FOLEY & LARDNER LLP